UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 of 15(d) of the Securities Exchange Act of 1934
December 20, 2005
Date of Report (Date of earliest event reported)
INTERCHANGE CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State of Incorporation)	000-50989 (Commission File Number)	33-0849123 (I.R.S. Employer Identification No.)
One Technology Drive, Building G
Irvine, California 92618
(Address of principal executive offices)
(949) 784-0800
Registrant’s telephone number
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the issuer under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On December 20, 2005, the Board of Directors (the “Board”) of Interchange Corporation (the “Registrant”) elected Mr. John Rehfeld as Lead Director. The Board approved an annual retainer of $12,500 for the Lead Director.
On December 20, 2005, the Nominating, Compensation and Governance Committee (the “Committee”) of the Board of the Registrant amended the employment agreements for Messrs. Heath B. Clarke, Chief Executive Officer, and Douglas S. Norman, Chief Financial Officer. On November 8, 2005, the Committee had approved the grant of options to purchase 27,270 shares of the Registrant’s common stock to Mr. Clark and the grant of options to purchase 29,750 shares of the Registrant’s common stock to Mr. Norman. The grants were issued pursuant to the Registrant’s Equity Incentive Plans. Such options had an exercise price equal to the closing price of the Registrant’s common stock on the date of the stock option grant. The options would have vest over a period of three years, with 25% vesting after nine months from the date of grant and the remainder on a monthly basis thereafter. Such options would have become fully vested upon a change of control or termination without cause as defined in the employment agreements. The Committee amended the grants such that the options were 27.78% vested on the date of grant and the remainder vests on a monthly basis over the next 26 months.
Item 9.01.Financial Statements and Exhibits

10.1	Amended Board of Director’s Compensation Plan

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2005	By:	/s/ Douglas S. Norman
Douglas S. Norman
Chief Financial Officer and Secretary

Exhibit Index

Exhibit
Number	Description
10.1	Amended Board of Director’s Compensation Plan